TO THE SECRETARY OF
IDS LIFE INSURANCE COMPANY

By Resolution received by the Secretary on August 23, 1995, the Board of Directors of IDS Life Insurance Company:

         RESOLVED, That IDS Life Variable Account 10, comprised of one or more subaccounts, was established as a separate account in accordance with
         Section 61A.14, Minnesota Statues; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts within such separate account as they determine to be appropriate; and

         RESOLVED FURTHER, that the proper officers of the Corporation were authorized and directed, as they may deem appropriate from time to time and in accordance with applicable laws and regulations to establish further any subaccounts.

As Executive Vice President - Annuities of IDS Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, one additional subaccount within the separate account that will invest in the following fund:

AXP(R) Variable Portfolio - Mid Cap Value Fund

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of IDS Life Insurance Company, the Unit Investment Trust comprised of IDS Life Variable Account 10 is hereby reconstituted. For the period ending December 31, 2004, the subaccounts of IDS Life Variable Account 10 were reclassified so that each subaccount has multiple unit values reflecting the daily charge deducted for each applicable mortality and expense risk fee. Therefore, in accordance with this reclassification, and with the addition of the subaccount noted above, the Unit Investment Trust comprised of IDS Life Variable Account 10 is hereby reconstituted as IDS Life Variable Account 10 consisting of 84 subaccounts.

                                            Received by the Secretary:


/s/ Gumer C. Alvero                        /s/ Paul R. Johnston
---------------------                      ---------------------
    Gumer C. Alvero                            Paul R. Johnston


                                            Date:  April 27, 2005